                                                                                                                                                                                        Exhibit 99.1

                                                                                                                                                                                        Entergy
                                                                                                                                                                                        639 Loyola Avenue
                                                                                                                                                                                        New Orleans, LA  70113

News
Release

Date:	Sept. 19, 2008
For Release:	Immediately
Contact:	Yolanda Pollard (News Media) (504) 576-4238 ypollar@entergy.com	Michele Lopiccolo (Investor Relations) (504) 576-4879 mlopicc@entergy.com

Entergy Provides Hurricane Update

New Orleans, La. - After back-to-back strikes by catastrophic hurricanes in less than two weeks left nearly 1.7 million customers without electricity in four states, Entergy Corporation (NYSE: ETR) announced today its utilities had restored power to essentially all of the nearly 964,000 customers affected by Hurricane Gustav and roughly two-thirds of the 705,400 customers affected by Hurricane Ike.

Entergy's utilities set a record for the fastest and safest storm restoration effort in the company's history after Gustav made landfall Sept. 1. Crews restored power to 85 percent of customers within eight days. By comparison, it took 13 days to reach that level for Hurricane Rita and 16 days following Hurricane Katrina in 2005, excluding extended restoration customers. Hurricane Gustav was the most destructive storm in terms of distribution transformers and circuit miles and second most destructive storm in terms of customer outages in the 95-year history of Entergy's four-state utility system. Hurricane Ike generally ranks third or fourth most destructive across a range of measures.

Total restoration costs for the repair and/or replacement of the electrical facilities damaged by Hurricane Gustav are estimated to be in the range of $500 million to $600 million. Hurricane Ike estimates are not available at this time. While Entergy also expects to report lower utility revenues primarily due to temporary power outages associated with the hurricanes, Entergy believes its total liquidity is sufficient to meet its current obligations; nevertheless, each utility company is responsible for its restoration cost obligations and for recovering its storm-related costs.

Entergy's utilities are considering all reasonable avenues to recover storm-related costs from Gustav and Ike, including but not limited to accessing funded storm reserves, federal and local recovery on an interim and permanent basis, securitization and insurance, to the extent deductibles are met.

Hurricane Gustav Assessment

On Sept. 1, 2008, Hurricane Gustav came ashore near Cocodrie, La., west of the city of New Orleans, causing outages in Louisiana, Mississippi and Arkansas. Hurricane Gustav's path included two nuclear and 13 non-nuclear generation plant sites, and caused significant damage to the transmission system, making power restoration a difficult process, especially in southeastern Louisiana.

Gustav knocked 241 transmission lines out of service along with 354 substations. In addition, 13 of the 14 transmission lines serving the New Orleans metropolitan area were out of service due to the storm, creating a situation where the New Orleans metropolitan area and a corridor along the Mississippi River between New Orleans and Baton Rouge essentially became an island, no longer electrically connected to the rest of the Entergy system and the electricity grid for the eastern United States.

Entergy's preparations made in advance of the storm to protect its systems contributed directly to the power that was still on in New Orleans. Without planning to isolate some generators, this transmission damage would have interrupted power to the entire New Orleans area. Entergy also experienced extensive damage to its distribution system. Counted as damaged or destroyed are 10,476 poles and 4,349 transformers.

As of the 9:00 p.m. yesterday, 231 of the 241 affected transmission lines and 348 of the 354 affected substations had been restored. River Bend remains off-line, where work has been expedited to repair extensive damage to the turbine building siding. All other generating units have been returned to service.

Preliminary Hurricane Gustav Financial Effects

Total restoration costs for the repair and/or replacement of the electric facilities damaged by Hurricane Gustav are estimated to be in the range of $500 million to $600 million. Utility companies affected by Hurricane Gustav and estimated restoration costs are as follows:

Company	Hurricane Gustav Restoration Costs (U.S. $ in millions)
Entergy Arkansas	10 - 15
Entergy Gulf States Louisiana	210 - 250
Entergy Louisiana	230 - 270
Entergy Mississippi	10 - 15
Entergy New Orleans	40 - 50
Total	500 - 600

Entergy expects that reported utility revenues will be lower during the third quarter due to the temporary Gustav power outages in the affected service territories.

Hurricane Ike Assessment

On Sept. 13, 2008, Hurricane Ike made landfall in Galveston, Texas. Hurricane Ike traveled through Entergy's Texas service area, causing the most outages in Entergy Texas' history, and also caused outages in Louisiana and Arkansas. Ike's path included 5 non-nuclear generation plant sites, with the Sabine plant sustaining damage from flooding that spread throughout portions of Texas and Louisiana. The storm also caused extensive damage to the transmission and distribution system. Hurricane Ike affected 238 transmission lines, as well as 383 substations. As previously noted, Hurricane Ike restoration cost estimates are not available at this time. Like Gustav, Entergy expects that reported utility revenues will be lower during the third quarter due to the temporary Ike power outages in the affected service territories.

Recovery Initiatives

Entergy's utilities are considering all reasonable avenues to recover hurricanes Gustav and Ike storm-related costs, including but not limited to accessing funded storm reserves, federal and local recovery on an interim and permanent basis, securitization and insurance, to the extent deductibles are met.

Entergy noted that it is unable to predict the degree of success it may have in these initiatives and the amount of restoration costs it may recover or the timing of such recovery, although Entergy believes that utilities are entitled to recover prudently incurred storm costs in accordance with applicable regulatory and legal principles.

Liquidity

Entergy believes its total liquidity is sufficient to meet its current obligations; nevertheless, each utility company is responsible for its restoration cost obligations and for recovering its storm-related costs. Entergy had $2.7 billion of cash and cash equivalents on hand on a consolidated basis as of Aug. 31, 2008 and additional financing authority, subject to debt covenants. Under previously obtained authority, Entergy may issue in the aggregate approximately $2.1 billion of new short-term debt and $4.1 billion of new long-term debt, including undrawn revolving credit facility capacity of $380 million at Entergy Corporation and $100 million at Entergy Arkansas, subject to debt covenants. Entergy Corporation's revolving credit facility requires it to maintain a consolidated debt ratio of 65 percent or less of its total capitalization. Some of the utility company credit facilities also have similar covenants.

Additional preliminary statistics on Hurricanes Gustav and Ike and details on restoration progress achieved to date are included in appendix A to this release, as well as comparative statistics to Hurricanes Katrina and Rita. Entergy's consolidated cash position and financing authority is outlined in appendix B.

Entergy Corporation is an integrated energy company engaged primarily in electric power production and retail distribution operations. Entergy owns and operates power plants with approximately 30,000 megawatts of electric generating capacity, and it is the second-largest nuclear generator in the United States. Entergy delivers electricity to 2.7 million utility customers in Arkansas, Louisiana, Mississippi and Texas. Entergy has annual revenues of more than $11 billion and approximately 14,300 employees.

Additional investor information can be accessed online at

www.entergy.com/investor_relations

In this news release, and from time to time, Entergy Corporation makes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Except to the extent required by the federal securities laws, Entergy undertakes no obligation to publicly update orrevise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Forward-looking statements involve a number of risks and uncertainties. There are factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including (a) those factors discussed in (i) Entergy's Form 10-K for the year ended December 31, 2007, (ii) Entergy's Form 10-Q for the quarterly periods ended March 31 and June 30, 2008 and (iii) Entergy's other reports and filings made under the Securities Exchange Act of 1934, (b) the uncertainties associated with efforts to remediate the effects of Hurricanes Gustav and Ike and recovery of costs associated with restoration, and (c) the following transactional factors (in addition to others described elsewhere in this news release and in subsequent securities filings): (i) risks inherent in the contemplated spin-off, joint venture and related transactions (including the level of debt to be incurred by Enexus Energy Corporation and the terms and costs related thereto), (ii) legislative and regulatory actions, and (iii) conditions of the capital markets during the periods covered by the forward-looking statements. Entergy cannot provide any assurances that the spin-off or any of the proposed transactions related thereto will be completed, nor can it give assurances as to the terms on which such transactions will be consummated. The transaction is subject to certain conditions precedent, including regulatory approvals and the final approval by the Board of Directors of Entergy.

Appendix A provides Hurricane Outage Restoration Statistics

Table 1: Outage Restoration Statistics - Retail Electric Customer, Transmission Lines, and Substation Outages Current Status vs Storm Peak
Number of Outages	Gustav Total as of 9/18/2008 @ 9:00 p.m.	GustavTotal as of Storm Peak	Ike Total as of 9/18/2008 @ 9:00 p.m.	Ike Total as of Storm Peak	Katrina Total as of Storm Peak	Rita Total as of Storm Peak
Retail electric customers (in thousands)	6	964	238	705	1,091	800
Transmission lines	10	241	113	238	182	344
Substations	6	354	138	383	263	443

Table 2: Outage Restoration Statistics - Damaged or Destroyed Current Status
Number Damaged or Destroyed	Gustav (a) Total as of 9/18/2008 @ 9:00 p.m.	Ike (a) Total as of 9/18/2008 @ 9:00 p.m.	Katrina Total	Rita Total
Distribution Poles	10,476	6,426	17,400	11,500
Distribution Transformers	4,349	2,664	3,478	2,301
Distribution Circuit Miles	53,185	31,819	28,500	43,800

(a) Work in progress estimates subject to final reconciliation following completion of storm restoration.

Appendix B provides Entergy's Consolidated Cash Position and Financing Authority

Table 3: Financing Authority (subject to debt covenants)
		Short-term		Long-term
	Cash and Cash Equivalents	Authority	Available as of 8/31/08	FERC/ State Authority	Available as of 8/31/08
($ in millions)
Entergy Corporation	43	3,500	380 (b)	-	-
Entergy Arkansas	134	250	250	450 (c)	150
Entergy Gulf States Louisiana	143	200	200	750	275
Entergy Louisiana	176	250	250	2,140	1,640
Entergy Mississippi	3	175	125	400	400
Entergy New Orleans	130	100	100	230 (c)	230
Entergy Texas	75	200	200	1,300	1,200
Entergy Nuclear	995	-	-	-	-
Other	1,037	920	618	275	180
Total	2,736	5,595	2,123	5,545	4,075

(b) As of Sept. 15, 2008, the available amount had been reduced further to $230 million.
(c) Authority granted by local regulator.